Exhibit 10.5

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is dated as of March 5, 2006, by and between CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), and Karen Dorigan (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Change in Control Employment Agreement dated as of February 6, 2001 (the “Original Agreement”, and, together with this Amendment, the “Agreement”);

WHEREAS, the Company annually makes long-term incentive awards to its executives, including the Executive, in the form of stock options, restricted stock units and/or restricted stock (“Incentive Awards”) granted under the CarrAmerica Realty Corporation 1997 Stock Option and Incentive Plan and pursuant to the Company’s applicable Compensation Program Guidelines;

WHEREAS, the Company wishes to clarify its intent that such Incentive Awards, which are an integral component of the overall compensation of executives, are included as regular incentive opportunities under the Original Agreement, such that (1) the Agreement provides protection from diminution of such awards during the employment period (as defined in the Original Agreement) under Section 4(b)(iii) and Section 5(c)(ii) and (2) the value of such Incentive Awards be included in the amount used to determine the severance payment under Section 6(a)(i)(C) of the Agreement; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company have determined that this Amendment is necessary and appropriate in order to preserve the intent of the Original Agreement and has caused the Company to enter into this Amendment.

NOW, THEREFORE, the parties do hereby agree as follows:

1. Section 4(b)(iii) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable, and including any equity-based incentive or the value thereof), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

2. Section 6(a)(i)(C) of the Original Agreement is hereby amended to read in its entirety as follows:

C. the amount equal to the company’s contributions to and awards under all incentive, savings and retirement plans, practices, policies and programs (including the value of any equity-based incentive), applicable generally to the Executive as in effect at any time during the 120-day period immediately preceding the Effective Date, which would have been made on behalf of the Executive if the Executive’s employment continued for two years after the Date of Termination assuming for this purpose that all benefits are fully vested, and, assuming that the Executive’s compensation in each of the two years is that required by Section 4(b)(i) and Section 4 (b)(ii);

3. Except as expressly amended hereby, the provisions of the Original Agreement remain unchanged, are hereby ratified and affirmed and all the terms and provisions thereof shall remain in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the District of Columbia, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties thereto:

CARRAMERICA REALTY CORPORATION

By:	/s/ Linda A. Madrid
Name:	Linda A. Madrid
Title:	Managing Director, General Counsel and Corporate Secretary

/s/ Karen Dorigan
Karen Dorigan